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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 15/A


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 1-8941

                           Fruit of the Loom, Inc.
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            (Exact name of registrant as specified in its charter)


             200 W. Madison, Suite 2700, Chicago, Illinois  60606
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

    8.78% Notes due 2006;6-1/2% Notes due 2003;7-3/8% Debentures due 2023;
                            7% Debentures due 2023
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           (Title of each class of securities covered by this Form)


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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or
notice date:      zero
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Fruit of the Loom, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  May 2, 2002                   By:     /s/ John J. Ray III
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                                      Name:   John J. Ray III
                                      Title:  Chief Administrative Officer